EXHIBIT - 99.1

Ralph Marimon
Chief Financial Officer
(510) 608-3400
Ralph_Marimon@STI.com

FOR IMMEDIATE RELEASE

SCIENTIFIC TECHNOLOGIES INC.
REPORTS FOURTH QUARTER AND TWELVE MONTH RESULTS

FREMONT, CALIFORNIA, March 14, 2005...SCIENTIFIC TECHNOLOGIES INCORPORATED (NASDAQ:STIZ), a leading North American provider of automation safeguarding products, announced today the results of operations for the three and twelve months ended December 31, 2004. Sales for the fourth quarter of 2004 decreased 5% to $13,549,000, as compared to sales of $14,260,000 for the same quarter of 2003. Sales for the year ended December 31, 2004 were $58,425,000, a 5% increase over the $55,494,000 recorded in 2003.

Under generally accepted accounting principles (GAAP), the Company reported a net loss for the fourth quarter of 2004 of $4,832,000, or $.50 per share, compared to a GAAP net profit of $376,000, or $.04 per share, for the fourth quarter of 2003. Included in the GAAP net loss for the fourth quarter of 2004 is an intangible asset impairment charge of $4,815,000 and commission expense of approximately $600,000 associated with the settlement of a lawsuit with a former sales representative organization. Excluding these one-time charges, the net loss for the quarter would have been $1,188,000 or $.12 per share. (See attached reconciliation of actual net income to pro forma net income.)

The GAAP net loss for the fiscal year 2004 was $5,118,000, or $.53 per share, compared to GAAP net income of $428,000 or $.04 per basic and diluted share in 2003. Included in the GAAP net loss for the year ended December 31, 2004 are intangible asset impairment charges of $6,817,000 and the $600,000 lawsuit settlement described above. Excluding these one-time charges, the net loss for the 2004 would have been $151,000 or $.02 per share.

Commenting on the results, Joseph J. Lazzara, President and Chief Executive Officer stated, "During the fourth quarter, we determined that an additional portion of the intangible assets associated with our acquisition of the Machine Services Division were not recoverable. In addition, economic conditions in the semiconductor marketplace were such that a significant portion of the intangible assets associated with the PSI-Tronix acquisition were also not recoverable based on management's assessment of expected future cash flows from the business.

Although disappointed by the fourth quarter results, we were nevertheless encouraged by the 5% increase in sales for the full year of 2004 over 2003, and by the continued growth in our international business, which grew to 13% of our sales in 2004 from 12% in 2003. With the opening of our sales office in China during 2005, we expect to see additional progress in our international business."

Fourth Quarter Highlights

Recent items of interest include:

  STI has opened a sales office in Shanghai, China. Initially, this office will provide sales, service and application product support for distributors and customers in China.

  STI introduced the VS6400 ValuScan measuring light curtain. The VS6400 is a low cost, two-box scanner for high speed measuring, detecting, and profiling applications. Primarily aimed at high speed vehicle separation applications in electronic toll collection systems, the scanner is also suited for other ITS and industrial applications where moderate resolution, high speed, long range, and easy installation are needed.

  STI introduced the MiniSafe Flexible MSF4700 safety light curtain. The MSF4700 is able to protect up to four different openings by connecting up to four rugged 35 x 50mm housings together. High shock and vibration testing was performed during development to simulate the environment found on punch presses and other heavy industry machines, and resulted in a rugged light curtain designed to allow a true custom fit of a light curtain to a machine.

About Scientific Technologies Inc.

Scientific Technologies, Inc. (STI) is a North American leading provider of automation safeguarding products and services through its Safety Products Group. STI's Optical Sensor Division (OSD) provides safety products that are used to protect workers around machinery, automated equipment and industrial robots. Our products serve a wide variety of applications and markets, including semiconductor, automotive, electronics manufacturing, packaging and consumer markets. STI's Machine Services Division (MSD) provides safety services such as: safeguarding equipment installations, machine safety assessments, and the design and custom fabrication of guarding solutions. MSD specializes in machinery services including the repair, relocation, installation and service of fabricating machinery. MSD serves customers in a variety of industries, including metal fabrication, aerospace, electronics, building materials, automotive and food processing. Our web site is located at www.sti.com.

STI's Automation Products Group serves the factory automation, semiconductor, transportation, oil and gas, consumer and food processing industries with a diversified offering of sensing technologies. Products include level, flow, pressure sensing, positioning transducers, vehicle separation, profiling and ultrasonic sensors and controls. Further information is available at the Group's web sites: www.automationsensors.com, and www.stiscanners.com.

Forward-Looking Statements

Certain statements in this press release, including statements regarding the future growth of international sales and the opening of a sales office in Shanghai, China, are forward-looking statements that are subject to risks and uncertainties. These risks and uncertainties, which could cause STI's results to differ materially from the forward-looking statements, include: economic and political conditions in international markets; declining market demand for STI's products; increased competition in the markets for STI's products; potential errors, defects, design flaws or other problems with STI's products; volatility in supply and demand for STI's products which would adversely affect sales and market prices; changes in regulations relating to international employees and office space; and the other risks detailed from time to time in STI's Securities and Exchange Commission filings and reports, including STI's annual report filed on Form 10-K and quarterly reports filed on Form 10-Q. STI disclaims any obligation to update information contained in any forward-looking statement.

SCIENTIFIC TECHNOLOGIES INCORPORATED AND SUBSIDIARIES

Condensed Consolidated Income Statement
 (Amounts in thousands except per share data)

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2004	2003	2004	2003

Sales	$13,549	$14,260	$58,425	$55,494
Intangibles write down Cost of sales	3,479 9,425	-- 8,202	4,206 36,372	-- 32,462
Gross profit	645	6,058	17,847	23,032

Intangibles write down Operating expenses	1,336 6,512	-- 5,595	2,611 23,094	-- 22,535
Operating income (loss)	(7,203)	463	(7,858)	497

Interest and other income	22	144	216	193
Income (loss) before taxes	(7,181)	607	(7,642)	690

Provision (benefit) for income taxes	(2,349)	231	(2,524)	262
Net income (loss)	$(4,832)	$ 376	$(5,118)	$ 428

Basic and diluted net income (loss) per Share	$ (.50)	$ .04	$ (.53)	$ .04

Shares used to compute net income (loss) per share	9,741	9,734	9,741	9,732

Pro-Forma Condensed Consolidated Income Statement
 (Amounts in thousands except per share data)
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2004	2003	2004	2003

Sales	$13,549	$14,260	$58,425	$55,494
Intangibles write down Cost of sales	-- 9,425	-- 8,202	-- 36,372	-- 32,462
Gross profit	4,124	6,058	22,053	23,032

Intangibles write down Operating expenses	-- 5,912	-- 5,595	-- 22,494	-- 22,535
Operating income (loss)	(1,788)	463	(441)	497

Interest and other income	22	144	216	193
Income (loss) before taxes	(1,766)	607	(225)	690

Provision (benefit) for income taxes	(578)	231	(74)	262
Net income (loss)	$(1,188)	$ 376	$ (151)	$ 428

Basic and diluted net income (loss) per share	$ .(12)	$ .04	$ .02	$ .04

Shares used to compute net income (loss) per share	9,741	9,734	9,741	9,732

Basis of Presentation: Pro-Forma operating results exclude the write down of intangible assets.

Actual to Pro-Forma Net Income Reconciliation
 (Amounts in thousands)
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2004	2003	2004	2003

Net loss	$(4,832)	$ (376)	$(5,118)	$ 428

Write down of intangible assets	4,815		6,817

Settlement of lawsuit	600		600

Tax benefit of intangible write down	(1,771)	____	(2,450)	____

Pro Forma net income	$ (1,188)	$ (376)	$ (151)	$ 428

Condensed Consolidated Balance Sheet
 (Amounts in thousands)

	December 31, 2004	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$ 2,940	$ 2,312
Accounts receivable	8,072	8,139
Inventories	10,796	9,281
Other assets	4,951	3,469
Total current assets	26,759	23,201
Property, plant and equipment, net Goodwill, intangibles and other assets	3,470 2,918	3,740 10,739
Total assets	$33,147	$37,680

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$ 3,286	$ 2,758
Accrued expenses	4,214	3,267
Current portion of capital lease with Parent	68	68
Total current liabilities	7,568	6,093
Capital lease with Parent	96	164
Long-term tax liability	118	1,134
Total liabilities	7,782	7,391
Shareholders' equity	25,365	30,289
Total liabilities and shareholders' equity	$33,147	$37,680